Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Tania Kelley
Hennessy Advisors, Inc.
tania@hennessyadvisors.com
Phone: 800-966-4354

Hennessy Advisors, Inc. to Acquire the BP Capital TwinLine Funds

Novato, CA – July 10, 2018 - Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has signed a definitive agreement with BP Capital Fund Advisors, LLC (“BP Capital”) to purchase the assets related to the management of the BP Capital TwinLine Energy Fund and the BP Capital TwinLine MLP Fund (the “BP Funds”). The two BP Funds have current combined assets of approximately $220 million.  The transaction is expected to be completed in the fourth calendar quarter of 2018.

Upon completion of the transaction, shareholders of the BP Funds will become shareholders of the Hennessy Funds, and the BP Funds will be renamed the Hennessy BP Energy Fund and Hennessy BP Midstream Fund.  Hennessy Advisors, Inc. will become the investment advisor of the BP Funds, and BP Capital will become the sub-advisor to the Funds, with the same Portfolio Managers who oversee the portfolios today continuing to oversee the portfolios following the transaction. Portfolio Managers Toby Loftin, Trip Rodgers, and Tim Dumois will continue providing the day-to-day management of the Hennessy BP Energy Fund portfolio, and Toby Loftin, Ben Cook, and Anthony Riley will continue providing the day-to-day management of the Hennessy BP Midstream Fund portfolio.

The transaction is subject to customary closing conditions, including the approval of the Hennessy Funds’ Board of Trustees, the BP Funds’ Board of Trustees, and the BP Funds’ shareholders. The transaction has been structured with the intention that it qualify, for federal income tax purposes, as a tax‑free reorganization under the Internal Revenue Code of 1986, as amended.  Therefore, shareholders of the BP Funds should not recognize any gain or loss for federal income tax purposes as a result of the transaction.

Toby Loftin, Managing Principal of BP Capital, noted, “Neil Hennessy, Terry Nilsen, and the team at Hennessy Advisors consistently demonstrate a commitment to the mutual fund business and to their shareholders.  We are excited to join the Hennessy team and we feel confident our shareholders will continue to receive both solid portfolio management and excellent shareholder service.”

Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc., added, “With the addition of these two funds, inspired by legendary energy investor T. Boone Pickens, Hennessy will now offer a suite of complementary energy-related mutual funds.  We look forward to welcoming BP Capital to our team of best-in-class* sub‑advisors, and we are committed to a smooth transition for BP Funds’ shareholders into the Hennessy family of funds.”

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi‑asset, and sector and specialty mutual funds.  Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team‑managed approach, and to superior service to shareholders.

About BP Capital Fund Advisors, LLC

BP Capital was formed in June 2013 to offer the BP Capital TwinLine Funds as a vehicle for “twinning” alongside the legacy of T. Boone Pickens, whose name is synonymous with energy investing. BP Capital’s legacy is one of exclusive energy sector focus, oil and gas mutual funds, intimate energy value chain immersion, and uncommon insights.

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts.  Forward-looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases, Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements.  Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of certain of the BP Funds into the Hennessy Funds.  As a result, no assurance can be given as to future results, levels of activity, performance, or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the BP Funds.  In soliciting shareholder approval of the transactions, Hennessy Funds Trust and Professionally Managed Portfolios and their respective trustees, as well as Hennessy Advisors, Inc. and BP Capital, may be deemed to be participants in the solicitation.  Information about the trustees of Hennessy Funds Trust may be found in the 2017 Annual Reports of the Hennessy Funds filed with the SEC on January 5, 2018, and in the Statement of Additional Information filed with the SEC on February 28, 2018.  Information about the trustees of Professionally Managed Portfolios may be found in the 2017 Annual Report of the BP Funds filed with the SEC on February 7, 2018, and in the Statement of Additional Information filed with the SEC on March 29, 2018.  Shareholders of the BP Funds should read the definitive prospectus/proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation.  The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.

Investors should consider the investment objective, risks, charges, and expenses of the BP Funds carefully before investing. A prospectus with this and other information about the Funds may be obtained by calling 1‑855-40-BPCAP (1-855-402-7227). Read the prospectus carefully before investing.

Mutual funds involve risk, including possible loss of principal.

Shares of the BP Funds are distributed by Foreside Fund Services, LLC, which is not affiliated with BP Capital or Hennessy Advisors, Inc.

* The determination of “best-in-class” is solely the opinion of Hennessy Advisors, Inc., and such opinion is subject to change.

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